Janet Nittmann

jnittmann@doversaddlery.com

Tel 978 952 8062 x218

For Immediate Release

Dover Saddlery Announces First Quarter 2007 Financial Results

LITTLETON, MA – May 10, 2007 – Dover Saddlery, Inc. (NASDAQ: DOVR) today reported financial results for the first quarter ended March 31, 2007.

Revenues for the first quarter 2007 increased 9% to $18.6 million compared to $17 million for the same period in 2006. Retail store revenues increased 78% to $3.7 million. This increase was primarily attributed to the opening of new Dover Saddlery stores and the acquisition of Dominion Saddlery Stores. Same store sales remained on par with sales in the first quarter of 2006.

Net loss for the first quarter of 2007 was $0.9 million, compared to a net income of $0.2 million for the same period in the prior year. This loss is primarily attributable to a charge for a potential strategic settlement of the Goldsmith Agio Helms litigation, which had an after-tax impact of $0.5 million. The remaining shortfall is primarily due to soft consumer demand in the direct revenue channel. Resulting earnings per share, fully diluted, for the first quarter of 2007 were a loss of ($0.18), versus earnings per share of $0.04 in the first quarter of 2006.

“Our retail store rollout is on plan and as noted above has yielded a 78% increase in retail store revenues,” said Stephen L. Day, president and CEO of Dover Saddlery. “During the first quarter of 2007, we successfully opened our new store in Chantilly, Virginia, and are delighted to be able to offer the finest equestrian retailing experience in this very significant market. The decline seen in the first quarter in the direct revenue channel was attributed to a combination of adverse weather in many parts of the country which delayed or impeded many equestrian activities; in addition State Line Tack may have begun liquidating inventory, in conjunction with Petsmart’s exit from equestrian retailing.”

Business Outlook 2007

The company currently expects revenues will range from $79 million to $83 million. Increased revenues are expected to come mainly from the retail channel. The company plans to open a total of five new retail stores in 2007; two have already been opened.

Conference Call and Webcast

Dover Saddlery will hold a conference call and webcast today at 5:00 p.m. Eastern Daylight Time (EDT) to discuss its first quarter results. To access the webcast via the Internet, please go to http://investor.shareholder.com/DOVR/events.cfm and click on the webcast icon. A telephone replay will be available from 8:00 p.m. May 10, until midnight Thursday, May 17 by dialing 719/457-0820 and entering pass code 6080254.

About Dover Saddlery, Inc.

Dover Saddlery, Inc. (NASDAQ: DOVR) is the largest direct marketer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com.

Notice Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the prospects for overall revenue growth and the opening of and revenue growth from new stores. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 on file with the Securities and Exchange Commission.

Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands, except per-share data) (1)
	March 31,	March 31,
	2007	2006
	(un-audited)	(un-audited)
Revenue — direct, net	14,874	14,963
Revenue — retail, net	3,685	2,070

Revenue — total, net	$18,559	$17,033
Cost of revenues	11,872	11,059

Gross profit	6,687	5,974
Selling, general and administrative expenses	7,124	5,432
Other non-recurring expense (3)	700	0
Operating income (loss)	$(1,137)	$542
Interest expense, financing and other related costs	315	209

Income (loss) before provision for income taxes	(1,452)	333
Provision (benefit) for income taxes	(537)	137

Net income (loss)	$(915)	$196

Net income (loss) per common share
Basic	$(0.18)	$0.04
Diluted	$(0.18)	$0.04
Number of shares used in per-share calculations
Basic	5,074,000	5,074,000
Diluted	5,074,000	5,276,000
Other Operating Data:
Number of retail stores (2)	8	4
Capital expenditures	$418	$69
Gross profit margin	36.0%	35.1%

(1)	Applies to dollar references both in line item description and in tabular columns.

(2)	Does not include the fourth Dominion store closed for renovation during Q1 2007. Includes the new Dover stores in Chantilly, VA, and Lexington, VA opened in Q1 2007.

(3)	This non-recurring expense is a charge for the Goldsmith Agio claim under SFAS No. 5 (Accounting for Contingencies), as disclosed in all financial reports filed since March 2006 with the SEC. Subsequent to the filing of our 2006 Annual Report, we have pursued settlement discussions with the assistance of a mediator, and the arbitration panel has denied cross-motions for summary judgment by us and by Goldsmith Agio. A hearing on the merits is scheduled before the arbitration panel in late May 2007. Although we still believe we will be successful in our defense of the claim, we will continue to pursue settlement discussions to mitigate, if not avoid, the costs of preparation and trial, the burden on management, and risks of a potential adverse outcome. For these reasons, the Company has recorded a charge for potential settlement costs.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	March 31,	December 31,
	2007	2006
	(un-audited)
Current assets:
Cash and cash equivalents	$182	$101
Accounts receivable	703	795
Inventory	17,563	14,811
Prepaid catalog costs	2,760	2,133
Prepaid expenses and other current assets	1,397	988

Total current assets	22,605	18,828
Net capital assets	3,089	2,832
Other assets:
Deferred tax income assets	485	297
Other assets, net	617	642
Goodwill	14,267	14,267

Total other assets	15,369	15,206

Total assets	$41,063	$36,866

Current liabilities:
Current portion of capital lease obligations and short-term bank borrowings	$1,399	$1,768
Accounts payable	4,357	3,508
Accrued expenses and other current liabilities	3,374	3,355
Income taxes payable	0	282
Deferred income tax liability	0	206

Total current liabilities	9,130	9,119
Long-term liabilities:
Revolving line of credit	11,000	5,900
Subordinated notes payable	3,000	3,000
Capital lease obligation, net of current portion	92	117

Total long-term liabilities	14,092	9,017
Stockholders’ equity:
Common stock, par value $0.0001 per share; issued 5,074,344	1	1
Additional paid in capital	43,913	43,887
Treasury stock, 795,865 shares at cost	(6,082)	(6,082)
Accumulated deficit	(19,991)	(19,076)

Total stockholders’ equity	17,841	18,730

Total liabilities and stockholders’ equity	$41,063	$36,866